Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

November 20, 2012

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Dear Ladies and Gentlemen:

We have acted as counsel to AK Steel Holding Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 22,000,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the Underwriting Agreement, dated as of November 14, 2012 (the “Agreement”), among the Company and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement on Form S-3 (Registration No. 333-166303), filed by the Company and AK Steel Corporation on April 26, 2010 (as amended by Post-Effective Amendment No. 1 filed on November 13, 2012, the “Registration Statement”); (iv) the prospectus, dated November 13, 2012 (the “Base Prospectus”), which forms a part of the Registration Statement; (v) the prospectus supplement, dated November 14, 2012 (the “Prospectus Supplement”); (vi) the form of certificate of common stock of the Company; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

AK Steel Holding Corporation November 20, 2012 Page 2

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP